UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 31, 2024

NETSTREIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39443	84-3356606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2021 McKinney Avenue Suite 1150 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)
972-200-7100
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NTST	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Accounting Officer Appointment

On December 31, 2024, the Board of Directors (the “Board”) of NETSTREIT Corp. (the “Company”) appointed Sofia Chernylo as Senior Vice President and Chief Accounting Officer and principal accounting officer of the Company, effective January 13, 2025. Ms. Chernylo, 45, previously was Vice President, Corporate Controller at Tupperware Brands Corporation, a company that produces home product lines, from July 2022 to December 2024. Prior to joining Tupperware Brands Corporation, Ms. Chernylo was Vice President, Corporate Controller at Green Brick Partners, Inc. (NYSE: GRBK), a homebuilding and land development company, from June 2020 to July 2022 and held roles of increasing responsibility within Green Brick Partners, Inc. since July 2018. She held various positions at Colgate-Palmolive Company (NYSE: CL), a consumer products company, from 2007 to 2018. Ms. Chernylo was a manager in KPMG Advisory from 2005 to 2007 and held various roles at PricewaterhouseCoopers from 2001 to 2003. Ms. Chernylo is a licensed Certified Public Accountant.

There are no other arrangements or understandings between Ms. Chernylo and any other persons pursuant to which Ms. Chernylo was appointed as the Company’s Senior Vice President and Chief Accounting Officer. Ms. Chernylo does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Chernylo does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with her appointment, on January 6, 2025, NETSTREIT Management, LLC entered into an Employment Agreement, effective January 13, 2025, with Ms. Chernylo (the “Employment Agreement”). The Employment Agreement provides for, among other things: (1) an annual base salary of $275,000; (2) an annual cash incentive bonus with a target bonus opportunity of 50% of annual base salary, with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance metrics; (3) an initial equity grant to be made on Ms. Chernylo’s start date with an aggregate grant date fair value of $250,000, which will vest in substantially equal annual installments on each of the first three anniversaries of the grant date; (4) eligibility to receive annual long term incentive compensation awards in form, including vesting restrictions, in an amount determined in the sole discretion of the Compensation Committee of the Board; and (5) participation in the Company’s employee benefit and welfare plans. Ms. Chernylo’s employment with the Company is an at-will relationship that may be terminated at any time by her or the Company, for any reason.

Pursuant to the Employment Agreement, in the event Ms. Chernylo is terminated without “cause” (as defined in the Employment Agreement), subject to a general release of claims in favor of the Company, she would be entitled to: (1) cash severance equal to her base salary; (2) any earned but unpaid annual bonus with respect to the year prior to the year of the termination; (3) a pro rata bonus for the year of the termination (based on actual performance); (4) full acceleration of time-based equity awards and pro-rated vesting of performance-based equity awards, based on actual performance; and (5) Company payment of the cost of continued health coverage for up to 12 months post-termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSTREIT Corp.

January 7, 2025	/s/ DANIEL DONLAN
Date	Daniel Donlan
Chief Financial Officer and Treasurer
(Principal Financial Officer, Principal Accounting Officer)